Exhibit 99.2

Strategic Storage Trust VI, Inc. Acquires First Storage Facility in Edmonton, Alberta, Canada

LADERA RANCH, CALIF – January 31, 2023 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly registered non-traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”), announced today the acquisition of an approximately 50,000 square foot self-storage facility in Edmonton, Alberta, Canada with approximately 490 units. This is SST VI’s first acquisition of a Canadian facility outside Ontario, Canada.

Located at 10820 119th Street NW, the property was converted from a warehouse to self storage in 2021-2022. It features more than 460 interior climate-controlled units and serves the North Glenora, Inglewood, Prince Rupert, Central McDougall and Westmount neighborhoods. In addition to strong population density and household income demographics, there are eight post-secondary institutions within a ten-minute drive of the property.

“Expansion is one of SST VI’s keys to growth, and Edmonton presents a new frontier for our portfolio to flourish,” said H. Michael Schwartz, CEO and President of SST VI. “We are excited to bring our proven success in the Greater Toronto Area to this dynamic market and be a part of Edmonton's thriving business community.”

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a Maryland corporation that elected to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self storage facilities and related self storage real estate investments in the United States and Canada. As of January 31, 2023, SST VI has a portfolio of 13 operating properties in the United States comprising approximately 8,660 units and 1,005,000 rentable square feet (including parking); four properties with approximately 3,900 units and 552,700 rentable square feet (including parking) in Canada; and joint venture interests in two development properties in Toronto, Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) is a self-managed REIT with a fully integrated operations team of approximately 450 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs. As of January 31, 2023, SmartStop has an owned or managed portfolio of 181 operating properties in 22 states and Canada, comprising approximately 124,800 units and 14.1 million rentable square feet. SmartStop and its affiliates own or manage 24 operating self-storage properties in Canada, which total approximately 20,400 units and 2.1 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

IR@smartstop.com